Exhibit 10.3

Zwischen

Microtune GmbH & Co. KG, Marie-Curie-Straße 1 in 85055 Ingolstadt

(im folgenden Gesellschaft genannt)

und

Herrn Barry Koch

(im folgenden Geschäftsführer genannt)

wird folgender

Geschäftsführervertrag

geschlossen:

§ 1 Geschäftsführung und Vertretung

1.	Der Geschäftsführer ist berechtigt und verpflichtet, die Gesellschaft nach Maßgabe der Gesetze, des Gesellschaftsvertrages und dieses Vertrages zu vertreten und die Geschäfte der Gesellschaft zu führen. Ist er alleine zum Geschäftsführer, dann vertritt er die Gesellschaft alleine. Weisungen der Gesellschafterversammlung sind zu befolgen, soweit Vereinbarungen in diesem Vertrag nicht entgegenstehen.

2.	Der Geschäftsführer hat die ihm obliegenden Pflichten mit der Sorgfalt eines ordentlichen und gewissenhaften Kaufmannes wahrzunehmen.

3.	Der Geschäftsführer ist von den Bestimmungen des § 181 BGB befreit.

4.	Dem Geschäftsführer obliegt die verantwortliche Leitung und Überwachung des Unternehmens im ganzen auch für den Fall, daß mehrere Geschäftsführer bestellt sind.

Between

Microtune GmbH & Co. KG, Marie-Curie-Straße 1 in 85055 Ingolstadt

(hereafter referred to as the “Company”)

and

Mr. Barry F. Koch

(“Managing Director”)

is set up the following

Managing Director Contract

(as amended and restated)

Mr. Barry F. Koch has been employed as Managing Director of Microtune GmbH & Co. KG, Ingolstadt, since 17 May 2000 on the basis of the original managing director agreement dated 28 August 2000 (“Original Agreement”).

The Original Agreement is hereby amended and restated and fully replaced by this amended and restated Managing Director Contract effective as of 24 October 2007 (the “Managing Director Contract” or this “agreement”).

§ 1 General Management and Representation

1.	The Managing Director has the right and the obligation to represent the Company according to the laws, Articles of Association as well as this agreement, and to manage the business of the Company. In the case he is appointed as sole Managing Director, he represents the Company alone. Shareholders’ resolutions have to obeyed in so far as they pose no conflict with the terms of this agreement.

2.	The Managing Director is obliged to perform his duties with the thoroughness and care expected from a reasonable and conscientious Manager.

3.	The Managing Director is freed from the regulations of § 181 BGB.

4.	The complete responsibility for leading and control of the Company is incumbent upon

§ 2 Bezüge des Gesellschafters

1.	Der Geschäftsführer erhält ein festes Monatsgehalt von EUR 11.777,—. Das Gehalt wird jeweils zum Monatsende ausbezahlt. Das Grundgehalt des Managing Directors wird periodisch überpruft und ggf. angepasst.

2.	Im Krankheitsfall oder bei sonstiger unverschuldeter Verhinderung bleibt der Gehaltsanspruch für die Dauer von 12 Monaten bestehen. Im Einzelfall prüft die Gesellschaft eine weitergehende Sicherung auf freiwilliger Basis.

3.	Stirbt der Gesellschafter, so wird den Hinterbliebenen (der Witwe oder, wenn nur eheliche Kinder vorhanden sind, den Kindern) das feste Gehalt (§ 2 Pkt. 1 bezogen auf das zum Zeitpunkt des Ablebens geltende Monatsgehalt) anteilsmäßig für die Dauer von 12 Monaten weiterbezahlt.

4.	Dem Geschäftsführer wird ein Dienstwagen der oberen Mittelklasse seiner Wahl zur Verfügung gestellt. Die Privatnutzung des Fahrzeuges ist gestattet. Der Geschäftsführer wird die Versteuerung des geldwerten Vorteils vornehmen.

§ 3 Altersversorgung

Die betriebliche Altersversorgung bestimmt sich nach den entsprechenden betrieblichen Altersversorgungswerk.

§ 4 Unfallversicherung

Die Gesellschaft gewährt dem Geschäftsführer durch Abschluß einer Unfallversicherung gegen Unfälle jeder Art in Höhe folgender Versicherungssummen:

•	4 Jahresgehälter im Todesfall

•	4 Jahresgehälter im Invaliditätsfall bei Vollinvalidität, andernfalls anteilig the Managing Director, even in the event that there are appointed several Managing Directors.

§ 2 Compensation

1.	The Managing Director’s current base salary shall be paid at a rate of EUR 11,777 per month. The payment will take place monthly, effective month’s end. The Managing Director’s base salary shall be subject to periodic review and adjustment without the necessity of amending this agreement.

2.	In case of sickness or other hindrance through no fault of the Managing Director, the salary noted above (or as in effect at the time) will continue to be paid for a 12-month period. In particular cases, the Company has the option to voluntary extend payments.

3.	In case of death of the Managing Director, his surviving dependents (widow, or when only children are surviving, said children) will receive the base salary (§ 2 No. 1 with the actual amount at date of death) for a further period of 12 months.

4.	The Company will provide the Managing Director with a company car in the upper middle class of his own choice. Private use of the company car is allowed. The Managing Director is liable for taxation based on the non-monetary income value of the company car.

§ 3 Pension

The Pension of the Managing Director is as defined in the pension plan of the Company.

§ 4 Accident Insurance

The Company will set up an insurance against accidents of all types for the Managing Director with the following insured sums:

•	4 years effective salary in case of death

•	4 years effective salary in case of full disablement, in other cases proportional to the level of disablement

§ 5 Urheberrechte

Der Geschäftsführer ist damit einverstanden, daß alle Rechte aus Erfindungen, Entwicklungen, Konzepten, Warenzeichen sowie sonstigen schutzfähigen Rechten, die er während der Dauer dieses Vertrages auf einem den Geschäftszweig der Gesellschaft berührenden Gebiet macht, der Gesellschaft unabhängig von Ihrer Schutzfähigkeit zuzustehen und durch die in § 2 festgelegte Vergütung abgegolten werden. Er wirkt dabei mit, die erforderlichen Schutzrechte im In- und Ausland für die Gesellschaft zu erwerben. Im übrigen gilt das Gesetz über Arbeitnehmererfindungen entsprechend.

§ 6 Verschwiegenheitspflicht

1.	Der Geschäftsführer hat über vertrauliche Angaben und Geheimnisse der Gesellschaft, namentlich Betriebs oder Geschäftsgeheimnisse, die ihm durch seine Tätigkeit für die Gesellschaft bekannt geworden sind, Stillschweigen zu bewahren.

2.	Geschäftliche Unterlagen jeder Art, die während seiner Tätigkeit in seinen Besitz gelangen, bleiben Eigentum der Gesellschaft. Er hat sie auf Verlangen, bei Beendigung des Dienstverhältnisses auch ohne Aufforderung, auszuhändigen. Ein Zurückbehaltungsrecht ist ausge-schlossen.

§ 7 Aufwendungsersatz

1.	Trägt der Geschäftsführer im Rahmen seiner ordnungsgemäßen Geschäftsführertätigkeit Kosten und Aufwendungen, so werden sie ihm von der Gesellschaft erstattet, sofern der Geschäftsführer die Geschäftsführungs- und Betriebsbedingtheit belegt oder sie offenkundig ist.

2.	Die Gesellschaft ersetzt dem Geschäftsführer seine Reisespesen nach den jeweils steuerlich zulässigen Höchstwerten. Der Geschäftsführer muß seine Auslagen belegen können, soweit üblicherweise Belege erteilt werden. Im übrigen reichen Eigenbelege aus.

3.	Der Geschäftsführer muß bei Flugreisen im Inland die einfache Klasse benutzen, bei sonstigen Flügen ist er in der Wahl der Klasse frei.

§ 5 Copyrights

The Managing Director agrees that all rights of inventions, developments, concepts, trade marks and other protected rights, which he creates during the term of this agreement, related to the business of the Company, will belong to the Company without any additional payments besides the compensation in § 2. He will help to obtain the necessary copyrights in Germany and in foreign countries. In addition the Gesetz über Arbeitnehmererfindungen (laws for employee inventions) are in effect.

§ 6 Obligation for discretion

1.	The Managing Director is obliged to keep confidential all sensitive information and secrets of the Company, especially business data, of which he gains knowledge as Managing Director.

2.	All business documents he receives while acting as Managing Director remain the property of the Company. In case of termination he is obliged to return these documents. The right to keep such documents is excluded.

§ 7 Compensation of expenses

1.	If the Managing Director incurs costs related to the execution of his duties, the Company agrees to reimburse these charges, as long as the Managing Director can prove the necessity of such expenses in cases where this is not generally obvious.

2.	The Company has to reimburse the Managing Director for all travel expenses according to the maximal amounts allowed by German tax regulations. The Managing Director has to document his travel expenses, through receipts in cases where a receipt is usually provided.

3.	The Managing Director is obliged to use the Economy Class for domestic flights, while for other flights he may choose the class freely.

§ 8 Dauer, Kündigung

1.	Die Tätigkeit als Geschäftsführer beginnt am 17. Mai 2000.

2.	Der Vertrag wird auf unbestimmte Zeit geschlossen.

3.	Der Vertrag kann von der Gesellschaft oder dem Geschäftsführer ordentlich mit einer Kündigungsfrist von 3 Monaten gekündigt werden. Die Möglichkeit zur Kündigung des Vertrages aus wichtigem Grund bleibt unberührt.

§ 9 Schlußbestimmungen

1.	Die Ungültigkeit einzelner Bestimmungen berührt nicht die Rechtswirksamkeit des Vertrages im Ganzen. Die unwirksame Bestimmung wird durch eine wirksame ersetzt, die dem wirtschaftlich Gewolltem am nächsten kommt.

2.	Änderungen und Ergänzungen dieses Vertrages bedürfen der Schriftform.

3.	Im Verhältnis zum Geschäftsführer wird die Gesellschaft durch die Gesellschafterversammlung vertreten.

§ 8 Termination

1.	This Managing Director Contract is effective as of May 17th, 2000.

2.	There is no fixed date of termination.

3.	Either the Company or the Managing Director can terminate this agreement with a period of 3 months advance notice. The possibility to terminate this agreement based on an important reason is not waived.

§ 9 Others

1.	The invalidity of one or more sections of this agreement does not invalidate the agreement in whole. The invalid statement or section should be replaced by a valid statement or section, which is the closest to the original intent.

2.	Any and all changes and supplements of this agreement must be in written form.

3.	In the relationship to the Managing Director the Company is represented by the shareholders.

Ingolstadt, den 24. Oktober 2007	Microtune GmbH & Co. KG

	By:	Microtune Verwaltungs GmbH, its general partner

	By:	HMTF Bermuda (Acquisition) Ltd., its indirect sole stockholder

/s/ Barry F. Koch	By:	/s/ James A. Fontaine
Managing Director	Name:	James A. Fontaine
	Title:	President of HMTF Bermuda (Acquisition) Ltd. and President and CEO of Microtune, Inc. (indirect sole stockholder of HMTF Bermuda (Acquisition) Ltd.)